THE BANK OF GREENE COUNTY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Bank of Greene County Supplemental Executive Retirement Plan (the “Plan”) is made and entered into as effective as of July 1, 2010 by and between The Bank of Greene County, a federally chartered stock savings bank with its principal administrative office located at 302 Main Street, Catskill, New York (the “Bank”), and certain key senior executives (collectively, the “Executive”) who have been selected and approved by the Board of Directors of the Bank to participate in this Plan and who have evidenced their participation by execution of a Supplemental Executive Retirement Plan Participation Agreement (“Participation Agreement”) in a form provided by the Bank.

R E C I T A L S

WHEREAS, the Executive is employed by the Bank; and

WHEREAS, the Bank recognizes the valuable service of the Executive and wishes to encourage the Executive’s continued employment and to provide the Executive with additional incentive to achieve corporate objectives.

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the Bank and the Executive agree as follows:

ARTICLE I

INTENT; PURPOSE; EFFECTIVE DATE

1.1	Intent

This Plan is intended to constitute a nonqualified deferred compensation plan which, in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is unfunded and established primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.  It is intended that all benefits payable under this Plan will be subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and this Plan shall be administered in good faith compliance with applicable requirements of Code Section 409A.

1.2	Purpose

The purpose of this Plan is to encourage the Executive to continue in the employment with the Bank by providing the Executive with the ability to earn additional retirement income to supplement the retirement income to which the Executive may be entitled under other plans or arrangements maintained by the Bank, and to make certain voluntary deferrals as well.

1.3	Effective Date

This Plan shall be effective as of July 1, 2010.

ARTICLE II

DEFINITIONS

For the purpose of this Plan, the following terms when initially capitalized shall have the meanings indicated below, unless the context clearly indicates otherwise:

2.1
Account “Account” means the account maintained on the books of the Bank used solely to calculate the amount payable to the Executive under this Plan.  The Account shall consist of Annual Contributions, Discretionary Contributions (if any), Deferral Contributions (if any) and earnings on such contributions.

2.2	Annual Contribution “Annual Contribution” means the amount required to be credited to the Executive’s Account under Section 3.1 below.

2.3	Beneficiary “Beneficiary” means the person, persons or entity as designated by the Executive, under Article V, to receive any benefits payable under this Plan after the Executive’s death.

2.4	Board “Board” means the Board of Directors of the Bank.

2.5
Cause  “Cause” means (a) the Executive’s personal dishonesty, (b) incompetence, (c) willful misconduct, (d) any breach of fiduciary duty involving personal profit, (e) intentional failure to perform stated duties, (f) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), or (g) final cease-and-desist order.  The Executive shall not have a termination for Cause until Executive shall have received a notice from the Board on a motion duly made and passed by a majority of the disinterested members of the Board that Executive has engaged in such action that, in the good faith judgment of the Board, constitutes Cause for termination.

2.6
Change in Control “Change in Control” means a change in control of Greene County Bancorp, Inc. (the “Company”) or the Bank as defined in Code Section 409A and the regulations thereunder, including the following:

(a)
Change in ownership: A change in ownership of the Bank or the Company occurs on the date any one person or group of persons accumulates ownership of more than 50% of the total fair market value or total voting power of the Bank or the Company, or

(b)
Change in effective control: A change in effective control occurs when either (i) any one person or more than one person acting as a group acquires within a 12-month period ownership of stock of the Company possessing 30% or more of the total voting power of the Company; or (ii) a majority of the Bank’s or Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed in advance by a majority of the Bank’s or Company’s Board of Directors (as applicable), or

(c)
Change in ownership of a substantial portion of assets: A change in the ownership of a substantial portion of the Company's assets occurs if, in a 12 month period, any one person or more than one person acting as a group acquires assets from the Company having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of the Company’s entire assets immediately before the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

Notwithstanding anything in this Agreement to the contrary, in no event shall the reorganization of the Company or Bank solely within its corporate structure constitute a “Change in Control” for purposes of this Plan (e.g., such as the reorganization from the mutual holding company structure to a fully-converted stock holding company structure).

2.7	Change in Control Payment “Change in Control Payment” means the supplemental amount, if any, payable to the Executive pursuant to Section 4.3(b) following his Separation from Service.

2.8	Code “Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

2.9	Committee “Committee” means the Compensation Committee of the Board.

2.10
Disability “Disability” means in any case in which it is determined: (a) that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a  period of  not less than 12 months, (b) the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank, or (c) by the Social Security Administration, that Executive is totally disabled.

2.11	Discretionary Contribution “Discretionary Contribution” means Bank discretionary contributions credited from time to time to the Executive’s Account pursuant to Section 3.2, below.

2.12	Executive Deferrals “Executive Deferrals” means contributions credited to the Executive’s Account pursuant to Section 3.3 below, pursuant to the Executive’s voluntary deferral election.

2.13	Earnings “Earnings” means the amount credited to the Executive’s Account from time to time to reflect the hypothetical income and gains pursuant to Section 3.4 below.

2.14	Good Reason “Good Reason” means:

(a)	failure to elect or reelect or to appoint or reappoint the Executive as an officer of the Bank,

(b)	material change in the Executive’s function, duties, or responsibilities, which change would cause the Executive’s position to become one of lesser responsibility, importance, or scope,

(c)
a relocation of the Executive’s principal place of employment by more than 30 miles from its location at the effective date of this Plan, or a material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Plan,

(d)	liquidation or dissolution of the Bank or the Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the Executive, or

(e)	breach of this Plan by the Bank.

Upon the occurrence of any event described in clauses (a), (b), (c), (d) or (e), above, the Executive shall have the right to elect to terminate his employment with the Bank by resignation upon sixty (60) days written notice after the occurrence of the initial event giving rise to said right to elect.  Notwithstanding the foregoing, in the event the Executive gives notice of termination for Good Reason, the Bank shall have a 30 day period in which to cure the event giving right to the Good Reason termination, however, the Bank may waive such right.

2.15
Present Value “Present Value” means for purposes of Section 4.3, the lump sum value of the future Annual Contributions to be included in the Change in Control Payment, in each case discounted from July 1 of the year in which such contribution would have otherwise been made back to the payment date of the Change in Control Payment using the “applicable interest rate” then in effect under Code Section 417(e)(3).  For all other purposes, “Present Value” means the value of the Account (including earnings thereon) at time of payment.

2.16
Separation from Service “Separation from Service” means the Executive’s “separation from service” with the Bank and all of its affiliates, for any reason, within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Bank and the Executive reasonably anticipate that the level of bona fide services the Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

2.17	Valuation Date “Valuation Date” means June 30 or any other date designated as a Valuation Date by the Committee.

ARTICLE III

EXECUTIVE’S ACCOUNT

3.1	Annual Contributions

The Annual Contribution shall be credited to the Executive’s Account as of the first business day of each fiscal year to which such Annual Contribution relates, commencing July 2010.  The Annual Contribution for fiscal year 2010 and for all subsequent fiscal years through the fiscal year in which the Executive’s sixty fifth (65th) birthday occurs shall be specified in each Executive’s Participation Agreement provided that the Annual Contribution for the fiscal year in which the Executive’s sixty fifth (65th) birthday occurs shall be an amount specified in each Executive’s Participation Agreement multiplied by a fraction the numerator of which is the number of days in such calendar year prior to the Executive’s birthday and the denominator of which is 365.

3.2	Discretionary Contributions

The Bank may, but is not obligated to, make Discretionary Contributions to the Executive’s Account from time to time.  Discretionary Contributions shall be credited at such times and in such amounts as recommended by the Committee and approved by the Board in its sole discretion.

3.3	Executive Deferrals

Executive will be permitted to make voluntary deferrals of a percentage (up to 50%) of his base salary and/or a percentage (up to 100%) of his annual incentive bonus, and such voluntary deferrals will be credited to his Account as of the date on which the payments otherwise would have been received by the Executive.  Voluntary deferral elections for a calendar year will be made on a form to be provided by the Bank prior to the commencement of the calendar year to which it relates.  The Executive will complete and file a copy of the form with the Committee, also prior to the calendar year to which it relates.  An Executive who first becomes eligible to participate on a date other than the first day of the calendar year must make such election within 30 days of first becoming eligible.  Such an election must be irrevocable during the calendar year and will continue in effect for future calendar years, unless the Executive changes the election prior to the commencement of such future calendar year in the manner described herein.

3.4	Earnings

On the first day of the Bank’s fiscal year (July 1), or such other date or dates during the fiscal year as the Committee shall from time to time determine, earnings shall be credited to Executive’s account in an amount equal to the greater of: (a) a fixed 5% annual interest rate, or (b) 75% of the Bank’s average return on equity during the prior three fiscal years (July 1 to June 30), as appropriate.  The amount of earnings credited to deferrals made pursuant to Sections 3.2 and 3.3 of this Plan shall be pro-rated, as necessary, to account for deferrals that may be made on or after the first business day of a fiscal year.

3.5	Determination of Account Balance

The balance in the Executive’s Account as of any date shall consist of the balance of the Account as of the immediately preceding Valuation Date, adjusted as follows:

(a)	Annual Contributions The Account shall be increased by any Annual Contributions credited since such prior Valuation Date as set forth above or as directed by the Committee.

(b)
Discretionary Contributions The Account shall be increased by any Discretionary Contributions credited since such prior Valuation Date as set forth above in Section 3.2 or as otherwise directed by the Committee.

(c)	Executive’s Deferrals The Account shall be increased by the Executive’s Deferrals credited since such prior Valuation Date as set forth above in Section 3.3 or as otherwise directed by the Committee.

(d)	Distributions The Account shall be reduced by the amount of each benefit payment made from that Account since the prior Valuation Date.

(e)	Earnings The Account shall be increased, as appropriate, by the Earnings as set forth above in Section 3.4 since such prior Valuation Date.

3.6	Vesting of Account

(a)           Subject to Section 3.6(b), if the Executive incurs a Separation from Service prior to the completion of 10 years of service from the Effective Date of the Plan, the Executive’s rights with respect to the Annual Contributions and Discretionary Contributions (and earnings thereon) shall be forfeited and the Executive shall have no right to the Annual Contributions and Discretionary Contributions (and earnings thereon).  If the Executive incurs a Separation from Service after the completion of 10 years of service from the Effective Date, the Executive’s rights with respect to the Annual Contributions and Discretionary Contributions (and earnings thereon) shall become one-hundred percent (100%) vested.

(b)           Notwithstanding Section 3.6(a), the Executive will always be one-hundred percent (100%) vested in the Executive’s Deferrals (and earnings thereon).  Executive’s rights with respect to the Account shall also vest in the event of the Executive’s death, Disability or Change in Control (prior to his Separation from Service) or Separation from Service as a result of a termination by the Bank other than for Cause or by the Executive for Good Reason.

3.7	Forfeiture of Account

In the event that the Executive’s Separation from Service occurs as a result of termination for Cause, then Executive’s rights under this Plan and with respect to the Account (other than the Executive’s Deferrals and earnings/losses thereon) shall be forfeited.

3.8	Statement of Account

The Bank shall provide the Executive a statement showing the balances in the Executive’s Account no less frequently than annually.

ARTICLE IV

BENEFITS

4.1	Benefit on Separation from Service

Commencing on the first day of the seventh (7th) month following the date of the Executive’s Separation from Service for reasons other than death, Disability or within twenty-four months of a Change in Control (such date to be referred to herein as the “Payment Date”), an amount equal to the vested balance of the Account shall be paid to the Executive in annual installments over ten (10) years.  The first installment shall be equal to one-tenth (1/10th) of the balance of the Account, the second annual installment shall be equal to one-ninth (1/9th) of the remaining balance of the Account, and so on.  Each subsequent payment shall be made on the annual anniversary of the Payment Date.  In the event of an Executive’s death after commencement of installment payments, the Bank shall pay the remaining balance of the Executive’s Account to the Executive’s Beneficiary in a single lump sum within 30 days of the Executive’s death.

4.2	Benefit on Death or Disability

Notwithstanding anything to the contrary in this Plan, in the event of the Executive’s death or Disability, the Bank shall pay to the Executive, in a single lump sum, the Present Value of the Executive’s Account within thirty (30) days of the occurrence of such death or Disability.

4.3	Benefit on Change in Control

(a)
Notwithstanding anything to the contrary in this Plan, in the event of the Executive’s Separation from Service within twenty-four months of a Change in Control, the Bank shall pay to the Executive, in a single lump sum, the Present Value of the Executive’s Account on the first day of the seventh (7th) month following the date of such Separation from Service.

(b)
In the event of a Change in Control, followed within twenty-four months by Executive’s Separation from Service occurring prior to Executive’s sixty-fifth (65th) birthday as a result of the Bank’s termination of Executive’s employment other than for Cause or his resignation for Good Reason, the Bank shall pay to the Executive an amount equal to the Present Value on the payment date of the Annual Contributions which the Bank would have made to Executive’s Account for all fiscal years following the fiscal year in which the Separation from Service occurs (as well as for the year in which the Separation from Service occurs, if not previously made) through the fiscal year in which the Executive’s sixty fifth (65th) birthday occurs.  Such payment shall be made in a lump sum and shall be referred to herein as the “Additional Change in Control Payment”.  The Additional Change in Control Payment shall be made on the first day of the seventh (7th) month following the date of Separation from Service.

(c)
 Notwithstanding Section 4.3(b) above, in the event that the aggregate payments to be made or afforded to Executive under this Plan would be deemed to include an “excess parachute payment” under Code Section 280G or any successor thereto, then such payments will be reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to the total amount of payments permissible under Code Section 280G or any successor thereto.

4.4	Change in Form or Timing of Benefit

In the event the Executive desires to change the form or time of a payment under this Plan, and such alternate form or time is permitted by the Committee, such change in election may be made on a form supplied by the Committee provided the following conditions are satisfied:

(a)	any change in the form or timing must be elected at least 12 months before the benefit would otherwise be paid or commence,

(b)	any change (in form or timing) must result in a five (5) year delay in the commencement of the effected payment (other than a payment upon death or Disability), and

(c)	any change may not take effect until at least 12 months after the date on which the election is made.

4.5	Payments in Connection with a Domestic Relations Order

Notwithstanding anything to the contrary, the Bank may make distributions to someone other than the Executive if such payment is necessary to comply with a domestic relations order, as defined in Code Section 414(p)(1)(B), involving the Executive.  Any such payment shall be made at the same time as payment would otherwise be made to the Executive hereunder.

4.6	Withholding; Payroll Taxes

The Bank shall withhold from any payment made (or due to be made) pursuant to this Plan any taxes required to be withheld from such payments under local, state or federal law.  A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Code Section 3405(a)(2), or any successor provision thereto.

4.7	Payment to Guardian

If an amount is payable hereunder to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person.  The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution.  Such distribution shall completely discharge the Committee and the Bank from all liability with respect to such benefit.

4.8	Permitted Delay of Payment

Notwithstanding the foregoing, if, at the time of a specified payment date, the Committee determines that payment of a benefit under this Plan will jeopardize the Bank’s ability to continue as a going concern, such payment may be delayed by the Bank (acting through the Committee) until the first taxable year of the Bank in which making such payment under this Plan will not have such effect, as determined by the Committee.  In addition, if the payment of a Plan benefit would violate the terms of any applicable law, then the payment shall be delayed until the earliest date upon which making the distribution will not violate such law.

4.9	Permitted Acceleration of Payment

In the event all or some portion of the Executive’s Account balance under this Plan is required to be included in the income of the Executive under Code Section 409A prior to the date such amount would otherwise be paid to the Executive under the terms of this Plan, the Bank shall make an interim distribution to the Executive in a lump sum in an amount equal to the amount required to be included in the Executive’s income.  Such interim payment shall be made as soon as reasonably possible after the Committee determines that the amount is includible in the income of the Executive.

4.10	Effect of Payment

The full payment of the applicable benefit under this Article IV shall completely discharge all obligations on the part of the Bank to the Executive (and the Executive’s Beneficiary) with respect to the operation of this Plan, and the Executive’s (and the Executive’s Beneficiary’s) rights under this Plan shall terminate.

ARTICLE V

BENEFICIARY DESIGNATION

5.1	Beneficiary Designation

Executive shall have the right, at any time, to designate one (1) or more persons or entities as Beneficiary (both primary as well as secondary) to who benefits under this Plan shall be paid in the event of the Executive’s death prior to complete distribution of the Executive’s vested Account balance.  Each Beneficiary designation shall be made on the form attached hereto as Appendix A and shall be effective only when filed with and accepted by the Committee during the Executive’s lifetime.

5.2	Changing Beneficiary

Any Beneficiary designation may be changed by the Executive without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee in accordance with Section 5.1 above.  In the event that the Executive designates his  spouse as Beneficiary, and subsequently becomes divorced from that spouse, then his  prior Beneficiary designation is automatically revoked upon the occurrence of the divorce (unless the Executive affirmatively thereafter elects to designate his  then ex-spouse as Beneficiary).

5.3	No Beneficiary Designation

If the Executive fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by the Executive dies before the Executive or before complete distribution of the Executive’s benefits, the Executive’s Beneficiary shall be the Executive’s surviving spouse, or if none, to Executive’s estate.

ARTICLE VI

ADMINISTRATION

6.1	Committee; Duties

This Plan shall be administered by the Committee, which shall have the discretionary authority to make, amend, construe, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration.  A majority vote of the Committee members shall control any decision.

6.2	Agents

The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with and rely upon counsel who may be counsel to the Bank.

6.3	Binding Effect of Decisions

The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

6.4	Indemnity of Committee

The Bank shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense, cost (including attorney and other consultant fees)  or liability arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.

ARTICLE VII

CLAIMS PROCEDURE

7.1	Claim

Any person or entity claiming a benefit, requesting an interpretation or ruling (hereinafter referred to as “Claimant”), or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim.

7.2	Denial of Claim

If the claim or request is denied, the written notice of denial shall state:

(a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(b)
A description of any additional material or information required and an explanation of why it is necessary, in which event the time frames listed in Section 7.1 shall be one hundred and eighty (180) and seventy-five (75) days from the date of the initial claim respectively;

(c)	An explanation of the Plan’s claim review procedure; and

(d)	A description of the Claimant’s right to file suit under Section 502(a) of ERISA in the case of an adverse determination on appeal.

7.3	Review of Claim

Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Committee.  Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days, or one hundred and eighty (180) days in the event of a claim regarding a Disability, after receipt by the Committee of Claimant’s claim or request.  The claim or request shall be reviewed by the

Committee which may, but shall not be required to, grant the Claimant a hearing.  On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

7.4	Final Decision

The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of Claimant’s claim or request.  If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days.  The decision shall be in writing and shall state the reasons and the relevant Plan provisions, and shall include a statement of the Claimant’s right to file suit under Section 502(a) of ERISA.  All decisions on review shall be final and bind all parties concerned.

ARTICLE VIII

AMENDMENT AND TERMINATION OF AGREEMENT

8.1	Amendment

The Board may at any time amend the Plan by written instrument, except that no amendment shall reduce the Executive’s Account Balance as of the date the amendment is adopted.  The Board shall not reduce the amount of the Annual Contribution due under this Plan other than based on a material adverse change in the financial condition of the Bank.

8.2	Bank’s Right to Terminate

The Board may, in its sole discretion, terminate the entire Plan.  In the event of a termination of the Plan, the Executive will be one-hundred percent (100%) vested in the Executive’s Account, including Annual Contributions and Discretionary Contributions (and earnings thereon), and the Plan shall cease to operate and the Bank shall pay the Executive’s entire unpaid Account in a single lump sum.  Such termination of the Plan shall occur only in compliance with Code Section 409A and only under the following circumstances and conditions:

(a)
The Board may terminate the Plan by Board action within 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that Executive and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.  Following the termination of the Plan, the amount payable to Executive shall be the amount to which Executive is entitled upon a Change in Control, as set forth in Section 4.3 of this Plan.

(b)
The Board may terminate the Plan by Board action (but not following a Change in Control) provided that all of the following requirements are met: (i) the termination and liquidation of the Plan does not occur proximate to a downturn in the financial health of the Bank or Company, (ii) the Bank also terminates all other plans or arrangements which are considered to be of a similar type as defined in the Code and the regulations thereunder, (iii) no payments made in connection with the termination of the Plan occur earlier than 12 months following the Plan termination date other than payments the Plan would have made irrespective of Plan termination, (iv) all payments made in connection with the termination of the Plan are completed within 24 months following the Plan termination date, and (v) the Bank does not establish a new plan of a similar type as defined in Treas. Reg. § 1.409A-1(c)(2)(i), within 3 years following the Plan termination date.

(c)
The Bank meets any other requirements deemed necessary to comply with provisions of the Code and applicable regulations which permit the acceleration of the time and form of payment made in connection with plan terminations and liquidations.

ARTICLE IX

MISCELLANEOUS

9.1	Status under ERISA

This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

9.2	Impact on Other Agreements

This Plan shall be considered separate from and shall not in any way impact the benefits or rights of the Executive under any employment agreement or any other plan, program or arrangement sponsored or maintained by the Bank in which the Executive is eligible to participate.

9.3	Unsecured General Creditor

Notwithstanding any other provision of this Plan, the Executive and the Executive’s Beneficiary shall be unsecured general creditors of the Bank, with no secured or preferential rights with respect to any assets of Bank or any other party for payment of benefits under this Plan.  Any property held by the Bank for the purpose of generating the cash flow for benefit payments shall remain general, unpledged and unrestricted assets of the Bank and the Executive shall have no rights with respect to such assets.  The Bank’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

9.4	Trust Fund

The Bank shall be responsible for the payment of all benefits provided under the Plan.  The Bank may establish a grantor trust, with the Bank as the grantor for federal income tax purposes, for the purpose of accumulating funds to pay benefits under this Plan.  The assets of such grantor trust shall remain at all times subject to the claims of the Bank’s general creditors in the event of insolvency or bankruptcy.  Notwithstanding the establishment of such grantor trust, the right of the Executive to receive payments hereunder shall remain unsecured claims against the general assets of the Bank and the Executive shall have no rights with respect to the assets in such grantor trust.  To the extent any benefits provided under the Plan are paid from any such trust, the Bank shall have no further obligation to pay them.  If not paid from the trust, such benefits shall remain the obligation of the Bank.  Unless the Board determines that such action would not be financially prudent or would otherwise be contrary to the best interests of the Bank, an amount equal to the Annual Contribution for a fiscal year shall be deposited in trust prior to the end of the fiscal year to which such Annual Contribution relates.

9.5	Non-assignability

Neither the Executive nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or any other person, nor be transferable by operation of law in the event of the Executive’s or any other person’s bankruptcy or insolvency.

9.6	Not a Contract of Employment

This Plan shall not constitute a contract of employment between the Executive and the Bank.  Nothing in this Plan shall give the Executive the right to be retained in the service of the Bank or to interfere with the right of the Bank to discipline or discharge the Executive at any time.

9.7	Protective Provisions

(a)           The Executive will cooperate with the Bank by furnishing any and all information requested by the Bank, in order to facilitate the payment of benefits hereunder, and by taking such other action as may be requested by the Bank.

(b)           The Executive’s right to receive payment under this Plan shall be expressly conditioned on and subject to the Executive providing the Bank with a general release of claims in form and content reasonably acceptable to the Bank.

(c)           For a period of one year following the Executive’s termination of employment with the Bank (other than a termination of employment following a Change in Control), he shall not, without the prior consent of the Bank, either directly or indirectly:

(1)
solicit or offer employment to any officer or employee of the Bank or take any other action intended (or that a reasonable person in like circumstances would expect) to have the effect of causing any officer or employee of the Bank to terminate his employment with the Bank, as the case may be, and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that shall compete with the business of the Bank, or any of their direct or indirect subsidiaries or affiliates, that has headquarters or offices within twenty-five (25) miles of any location(s) in which the Bank, or any holding company of the Bank, has business operations or has filed an application for regulatory approval to establish an office;

(2)
become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, company offering financial planning, money management or trust services, insurance company or agency, mortgage or loan broker or any other entity that shall complete with the business of the Bank, or any holding company of the Bank, or any of their direct or indirect subsidiaries or affiliates that has a headquarters or offices within twenty-five (25) miles of any location(s) in which the Bank, or any holding company of the Bank, has business operations or has filed an application for regulatory approval to establish an office; or

(3)
solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank to terminate an existing business or commercial relationship with the Bank or its affiliates or transfer some or all of such customers business relationships with the Bank or its affiliates.

9.8	Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of the State of New York, except as preempted by federal law.

9.9	Validity

If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.10	Notice

Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Mailed notice to the Committee shall be directed to the Bank’s address.  Mailed notice to the Executive or Beneficiary shall be directed to the individual’s last known address in the Bank’s records.

9.11	Successors

The provisions of this Plan shall bind and inure to the benefit of the Company and the Bank and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company or the Bank, and successors of any such corporation or other business entity.  Any successor shall be required to continue this Plan and a successor may not terminate this Plan unless an Executive with an Account consents to such action.

9.12           Required Provision  Any payments made to the Executive pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Plan as of the date first written above.

ATTEST:	THE BANK OF GREENE COUNTY

/s/ Rebecca R. Main	By: /s/ Donald E. Gibson
Secretary	Name: Donald E. Gibson
Title: President and Chief Executive Officer

APPENDEX A

BENEFICIARY DESIGNATION FORM

The undersigned hereby designates the following individuals, trusts or other entities as designated beneficiaries for all purposes under The Bank of Greene County Supplemental Executive Retirement Plan effective as of July 1, 2010, by and between The Bank of Greene County and the undersigned (“Plan”).  I hereby revoke any and all prior designations.

This designation shall be effective upon receipt and acceptance by The Bank of Greene County.  This designation shall not be effective if received by The Bank of Greene County after my death.  Once effective, this designation shall continue in effect until such time as I deliver a duly executed, revised designation of this form to The Bank of Greene County.  I acknowledge and agree that any revised designation shall not be effective if delivered to The Bank of Greene County after my death.

In the event of my death, any amounts payable to me under the Plan shall be paid to the Primary Beneficiary named below or, if no Primary Beneficiary survives me, to the Secondary Beneficiary named below.*  I understand that in the event no designated beneficiary survives me, or if this designation is otherwise not effective, all amount payable to me shall be paid to my estate in accordance with the terms of the Plan.

1.           Primary Beneficiary

Name:  _______________________________________

Address:  _____________________________________

______________________________________________

Social Security Number:  _________________________

2.           Secondary Beneficiary

Name:  _______________________________________

Address:  _____________________________________

______________________________________________

Social Security Number:  _________________________

Date: ___________________                                                                           Executive: __________________

*For multiple beneficiary designations, provide the required information with respect to each beneficiary on a separate designation form, as well as the percentage payable to each beneficiary.

THE BANK OF GREENE COUNTY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
PARTICIPATION AGREEMENT

The Bank of Greene County, a federally chartered stock savings bank with its principal administrative office located at 302 Main Street, Catskill, New York (the “Bank”), and _____________ (the “Executive”) hereby agree that the Executive shall participate in The Bank of Greene County Supplemental Executive Retirement Plan effective as of July 1, 2010 (the “Plan”), as such Plan may now exist or hereafter be modified, and do further agree to the terms and conditions thereof.  Any capitalized terms used in this participation agreement but not otherwise defined herein shall have the meanings set forth in the Plan.

Effective Date of Participation

The Executive shall participate in the Plan effective as of: _______________________________.

Annual Contribution

The amount of the Annual Contribution that shall be credited to the Executive’s Account pursuant to Section 3.1 of the Plan is: $______________________.

General

This participation agreement shall become effective upon the signing of this agreement by the Executive and a duly authorized officer of the Bank.  The provisions of the Plan are incorporated herein by reference.  By signing this agreement, the Executive acknowledges that he or she was provided a copy of the Plan.

THE BANK OF GREENE COUNTY

Date

EXECUTIVE

Date

THE BANK OF GREENE COUNTY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
DEFERRAL ELECTION FORM

Name: __________________________________________________________________

Purpose of this Form:  You are required to use this Deferral Election Form (“Form”) if you wish to defer receipt of your base salary and/or annual incentive bonus (“Compensation”) pursuant to the terms of The Bank of Greene County (“Bank”) Supplemental Executive Retirement Plan (“Plan”).  Any capitalized terms used in this Form but not otherwise defined herein shall have the meanings set forth in the Plan.

Deadline to Submit This Form: If you wish to defer Compensation, you must complete this Form and submit it to the Compensation Committee of the Bank (“Committee”) prior to the commencement of the calendar year to which it relates.

Exception for a New Participant:  An Executive who first becomes eligible to participate in the Plan after the first day of the calendar year must submit a completed Form to the Committee within 30 days of first becoming eligible.  The deferral election will apply only to Compensation earned after the Form is submitted to the Bank.

Irrevocable Election:  Your election on this Form is irrevocable during the calendar year to which it relates.

New Election: Your election on this Form will continue in effect for future calendar years, unless you change the election prior to the commencement of such future calendar years by submitting a new Form to the Committee.

Deferral Election:

Pursuant to the provisions of Section 3.3 of the Plan, I understand that I may make an election to defer the receipt of my base salary and/or annual incentive bonus that are paid to me during a calendar year, and such deferrals will be credited to my Account as of the date on which the payments would otherwise have been received by me.  Accordingly, I hereby elect to defer:

☐	_______% (up to 50%) of my base salary, and/or
☐	_______% (up to 100%) of my annual incentive bonus.
☐
This election applies to calendar year: ____________ (please indicate the calendar year to which your election relates).  I understand this election will continue in effect until I submit a new Form or, if earlier, terminate my employment

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Payment of your Compensation is governed by Article IV of the Plan.  We recommend that you read and keep a copy of the Plan in your records.

______________________________	___________________________________
Date	Executive

THE BANK OF GREENE COUNTY
______________________________
Date	___________________________________

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